Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 The only transcription company with ListenLinkTM! Rate this transcript (CTRL + click): poor excellent New Earnings Call Conference Call August 15, 2024 Operator: Good morning, ladies and gentlemen, and welcome to the Natural Gas Services Group Incorporated Quarter Two Earnings Call. At this time, all participants are in a listen only mode. Operator assistance is available at any time during this conference by pressing zero pound. I would now like to turn the call over to Ms. Anna Delgado. Please begin. Anna Delgado: Thank you, Luke, and good morning, everyone. Before we begin, I would like to remind you that during the course of this conference all, the company will be making forward-looking statements within the meaning of federal securities laws. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Finally, the company can give no assurance that such forward-looking statements will prove to be correct. Natural Gas Services Group disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Accordingly, you should not place undue reliance on forward-looking statements. These and other risks are described in yesterday’s earnings press release and in our filings with the SEC including our Form 10-Q for the period ended June 30th, 2024, Form 8-Ks and in our Form 10-K for the year ended December 31st, 2023. These documents can be found in the investor section of our website located at www.ngsgi.com. Should one or more of these risks materialize or should underline assumptions prove incorrect, actual results may vary materially. In addition, our discussion today will reference certain non-GAAP financial measures including EBITDA, adjusted EBITDA, and adjusted gross margin among Exhibit 99.1

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 2 of 16 others. For reconciliations of these non-GAAP financial measures to the most directly comparable measures under GAAP, please see yesterday’s earnings release. I will now turn the call over to our Chief Executive Officer, Justin Jacobs. Justin? Justin Jacobs: Thank you, Anna, and good morning. I’d like to welcome everyone to our second quarter 2024 earnings conference call. Thank you for joining us this morning. We appreciate your interest in Natural Gas Services Group. I’ll start by introducing the team. Joining me on the call this morning is Brian Tucker, our President and Chief Operating Officer, and John Bittner, our Interim Chief Financial Officer. I’ll start today with a quick recap of the quarter, a brief discussion of updated guidance, followed by some high-level remarks regarding the industry. I’ll move next to our strategy with our four areas of growth opportunities and value levers and our progress to date. I’ll then turn the call over to John Bittner, who will review the quarter in more detail. I’ll end with a few closing comments on our increased guidance for 2024 and our longer-term outlook which remains quite bullish. As for our Q2 results, we are quite pleased with our performance as we reported higher revenue, net cash from operations, and adjusted EBITDA, while delivering tangible results against the key growth and value levers I outlined in our last call. We reported a 45% increase in revenue year over year, and a 4.0% increase sequentially, with the growth driven by more horsepower rented as well as rate increases. Adjusted EBITDA of $16.5 million increased 67% compared to last year second quarter, and looking sequentially is right between our prior two quarters which were $16.3 million and $16.9 million. Based on our results year to date and our favorable outlook moving into the second half of the year, we increased our 2024 adjusted EBITDA outlook from $61 million to $67 million to a range of $64 million to $68 million. At the midpoint of the range, this equates to roughly 45% growth over 2023, after posting growth of 56% last year.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 3 of 16 I’m certainly pleased with our Q2 performance, but I am particularly excited to announce our future growth plans. We are taking advantage of supply constraints, strong customer demand for both our equipment and service levels, along with our greater access to capital to grow our rental fleet. We increased our outlook for growth CAPEX for 2024, and we expect it will be even higher in 2025. The increase to our CAPEX guidance is to support the new long-term contracts we’ve recently signed with premier customers, including a long-term customer who will become our second largest customer once all these new units are operating in the field. The new contracts are all for large horsepower compression investments, above our average rental rate for the fleet, and above our target rate of return. Importantly, approximately 40% of the horsepower added as a result of these new contracts will be electric motor-driven units. I think it is a testament to the strength of our customer relationships and the technological innovation of our units that we were able to move into the large horsepower electric space in an organic nature. Going forward, we can address market demand in any combination of natural gas engines and electric motor- driven compression. With these new units, we have taken an important step to diversify our customer mix, reduce concentration with larger accounts, and enhance our rental fleet capabilities. I’d like to take a second to thank all of our team members working out in the field. From the mechanics turning wrenches, through district management, we could not have done this without your dedication and commitment to exceptional service. As for the market, both near and long-term industry dynamics remain strong for us, and my comments from prior quarters hold true today. Demand for high horsepower compression remains strong both from existing customers as well as new ones as evidenced by the new contracts we announced for large horsepower units. While the natural gas industry continues to see some instability in terms of pricing, this has a lesser impact on us, as approximately 75% of our active fleet is in oil and liquids-oriented basins where activity is primarily driven by oil. Crude oil prices remain relatively stable, and industry forecast anticipate increased production over the coming years. As we look at the industry opportunity, we see a significant growth in the horizon as customers are already looking out as far as 2026.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 4 of 16 I’d like to shift now to our strategy, using the four growth opportunities and value levels I have discussed as the framework for tracking our progress. To recap, the first is optimizing our utilized fleet; second, improving our asset utilization; third, driving new unit growth, particularly in large horsepower; and fourth, executing a creative M&A. In Q2 and since quarter end, I believe we showed demonstrable progress against two of these buckets, leading to our strong quarterly results and increased 2024 guidance. Let me start with asset utilization, which encompasses two parts; converting noncash assets into cash and increasing the utilization of our existing fleet. With respect to the former, our accounts receivable went from $42 million to $33 million, a $9 million cash improvement in one quarter. This represents approximately $0.75 per share in cash. We believe there is more opportunity to reduce accounts receivable, as well as create cash from other assets, notably the income tax receivable and owned real estate. I am confident that as we continue to execute, you will see more of our noncash assets converted into cash, leading to higher returns for our shareholders. As I noted on our last quarter call, this is an ongoing initiative and will take up to 24 months to fully execute. With respect to increasing utilization of our rental fleet, this is a key priority for us, but more of a medium-term initiative as we look to make modest investments in our fleet to upgrade technology, convert units, and increase unit readiness. We expect to have more information to share in future quarters. The next key opportunity is our fleet expansion, and here, we have made consistent progress with significantly more to come. As of June 30th, we had 1,242 natural gas compressors totaling approximately 455,000 horsepower rented, representing a 22% increase in horsepower rented year over year. Horsepower utilization stood at 82.3%, which was up 370 basis points from last year. In our earnings release, we announced new contracts with blue chip customers to expand our fleet. Aa I mentioned, all the new units are large horsepower, and a significant portion are electric-driven compression units. We will be increasing our growth CAPEX this year and next year to support these contracts, something we are able to do given our leverage position and larger credit facility. These are material

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 5 of 16 awards for Natural Gas Services, and are all long-term contracts with return on invested capital projected above our target rate of 20%. As a result, I believe we’ll see strong growth in revenue, utilization, profitability, and cashflow. A key driver of these new contracts is our technology and commitment to innovation. We are consistently hearing this from our customers. Our technology stands apart, as does our service and commitment to exceed customer expectations. Again, with many of our customers looking out towards 2026, this is another good sign for the future. Beyond the new awards, our pipeline is growing, as is interest from large potential customers. I’ll come back to this in my closing remarks, and it’s now my pleasure to turn the call over to John. John Bittner: Thank you, Justin, and good morning to everyone. Let me jump into the review of our second quarter results. Total revenue for the three months ended June 30, 2024 increased to $38.5 million, which was up $11.5 million or 43% from $27 million in Q2 2023. Our revenue was up from $36.9 million for the three months ended March 31, 2024. Rental revenue for Q2 2024 was $34.9 million, up from $24.1 million in Q2 2023, for a 45% increase year over year, and up $1.2 million from $33.7 million in Q1, a 4.0% sequential increase. Our total adjusted gross margin of $21 million in the second quarter increased approximately 65% when compared to $12.8 million in the same period in 2023. Sequentially, total adjusted gross margin dollars decreased 1.0% from $21.1 million last quarter. Adjusted gross margin as a percent of sales for Q2 2024 was 54.6% versus 47.4% for Q2 2023 and 57.2% in Q1 2024. This material increase year over year in margin percent was driven primarily by increased rental adjusted gross margins driven by a combination of increased rented horsepower, along with an increase in pricing from the previous year. The decrease from Q1 was driven by lower gross margins across the board in Q2, but primarily from lower rental adjusted gross margins in Q2 2024 as compared to Q1. Our rental adjusted gross margin dollars increased year over year to $20.7 million for Q2 2024 from $12.8 million in Q2 2023, representing a 62% increase. Sequentially, rental adjusted gross margin dollars were essentially flat, increasing

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 6 of 16 by $78,000.00 from $20.6 million in Q1 2024. Our rental adjusted gross margin as a percent of sales for Q2 2024 was 59.3% versus 52.9% for Q2 2023 and 61.1% in Q1 2024. As we mentioned in our last earnings call, our rental adjusted gross margins had been somewhat above historical levels for the previous two quarters. We stated that we expected these amounts to move in the direction of historical averages, and we saw that somewhat in Q2, with rental adjusted gross margins moving from approximately 61% of revenue for the previous quarters to 59% for the most recent quarter. We expected this slight margin contraction and a movement towards historical averages. We will need to add incremental labor and overhead cost as we continue to grow. This, combined with natural variability of maintenance repair costs do lead to some fluctuation in rental margins. With that said, we now have three successive quarters of strong rental margins, and we are increasingly confident about the margin potential of our business, as evidenced by the increase in our adjusted EBITDA guidance for 2024. SG&A expense for Q2 2024 was $4.8 million or 12.4% of revenue, versus $4.9 million or 18% of revenue in Q2 2023. SG&A expense was $4.7 million or 12.7% of revenue in Q1 2024. Factors leading to the increase in SG&A expense over Q1 include an increase in cost related to professional fees, specifically related to public company cost. Pretax operating income, $8.5 million for Q2 2024, which was improved from approximately $700,000.00 in Q2 2023, and was down sequentially from $9.3 million in Q1. Net income in Q2 was $4.3 million compared to $504,000.00 in Q2 2023, down slightly from $5.1 million in Q1 2024. Earnings per share for Q2 2024 was $0.34 on both a basic and fully diluted basis, compared to $0.04 per share for Q2 2023, and earnings of $00.41 per share for Q1 2024. Our second quarter of 2024 adjusted EBITDA was $16.5 million compared to $9.9 million in Q2 2023 or a 67% increase year over year, with a 2.0% sequential decrease from $16.9 million in Q1 2024. Our adjusted EBITDA Q2 was negatively impacted by lower rental adjusted gross margin percent compared to Q1 2024. In Q4 2023, partially offset by a 4.0% growth in our rental revenue from Q1 2024.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 7 of 16 At the end of Q2 2024, we had 1,242 rented units compared to 1,249 rented units as of June 30, 2023. In Q2 2024, rented units represented just under 455,000 horsepower compared to approximately 373,000 horsepower rented as of June 30, 2023. Our total fleet as of June 30, 2024 was 1,899 units consisting of 552,599 horsepower, ending the quarter with a 65.4% utilization on a per unit basis, and 82.3% utilization on a per horsepower basis. Our average horsepower per unit as of June 30, 2024 was 291 horsepower per unit, up from 277 at yearend 2023 and 286 at the end of Q1 2024. Turning to the balance sheet, we ended the second quarter with $3.6 million in cash and $163 million outstanding on our amended and restated revolving credit facility. In looking at our two financial covenants contained in our credit agreement, our leverage ratio was 2.51 times, down just slightly from 2.57 times as of Q1. Our fixed charge covered ratio for Q2 was 2.68 times. Thus, we were comfortably in compliance with both of our financial covenants as of June 30, 2024. Our accounts receivable balance in June 30, 2024 was $33 million, a $9.3 million decrease from Q1. On our last earnings call, we discussed the reasons why our receivables balance had become elevated from normal and expected levels. We stated at that time we felt this was more of a timing issue and that there was no real concern about our customers’ willingness to pay. We’re certainly pleased with the progress to date on accounts receivable, but continue to believe we have more improvement to make, and that improvement is likely to take until the end of 2024 to fully achieve what we expect to be sustainable go-forward levels. The net per value of our rental fleet at quarter end was approximately $388 million. We generated cashflow from operations of $31.1 million in the first half of 2024, compared to $22.6 million for the first half of 2023. The increase is primarily related to higher net income in 2024, along with the reduction of our accounts receivable balance, as discussed earlier in the call. We had capital expenditures of approximately $28.2 million in the first half of the year, which can be broken out to $24.5 million of new unit growth CAPEX and rental upgrades, with the remaining $3.7 million being maintenance CAPEX. We paid down the balance on our amended and restated credit facility by a net $1 million during the first half of 2024.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 8 of 16 With that, I will turn it over to Justin for some closing remarks. Justin Jacobs: Thanks, John. With respect to our 2024 guidance, our current outlook for 2024 adjusted EBITDA is $64 million to $68 million, which marks an increase from the prior guidance provided on our Q1 results call of $61 million to $67 million. We have moved our range up based on our results through the first half of the year and our confidence in the margin generating potential of our rented compressor units. We are mindful of costs, looking to improve efficiencies, lowering non-core expenses where we can, and reallocating cash to growth and cashflow generating initiatives. With that said, there are some incremental investments that are necessary as it relates to improving scalability and efficiency of our operations, in addition to making sure we have the best people in the industry. With respect to growth capital expenditures, we expect to spend between $60 to $80 million in 2024, reflecting investments in new large horsepower compression units. As noted in our release, the wider range is primarily due to the fact that the contracts we’re just awarded, and we are still working on the exact timing in terms of what will hit in Q4 ’24 versus early next year. At the midpoint of our range, assuming $70 million, we would currently expect 2025 growth Capex to increase by roughly one-third over 2024. To the extent that 2024 is at the lower or higher end of the range, we would expect 2025 growth Capex to adjust accordingly. This is a similar issue we faced in 2023 and 2024. While we are not providing 2025 guidance, we wanted the investment community to have a rough sense of the growth opportunities we currently have signed. As we move further into the year, we will update 2024 Capex projections accordingly. It is our expectation that all the units related to these new contracts will be set in the field in 2025. Our outlook for 2024 maintenance Capex remains unchanged at $8 to $11 million with the majority of the expenditures related to our rental compression units with smaller amounts for field equipment, including trucks and other equipment. In terms of return on invested capital, our 2024 target remains at least 20%. In closing, we’re taking advantage of the tight compression market, our industry leading technology and our strong customer relationships. We believe we are growing faster than our peers, certainly the public ones, and we are well- positioned to capture an increasing share of the large horsepower compression market, including in the large horsepower electric market. We are profitable and continue to generate higher net cash from operating activities to reinvest in our

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 9 of 16 business. Our balance sheet remains strong, and our expanded credit facility provides us the flexibility to capture high return growth. We’re executing on our strategy to drive cash flow and earnings while never losing sight on increasing both near- and long-term shareholder value. Considering the many opportunities on the horizon, I’m quite excited about what NGS can achieve in the coming years. This concludes our prepared remarks, so I’ll ask the operator to queue up for the question-and-answer portion of our call. Luke, please go ahead Operator: Ladies and gentlemen, at this time, we will conduct the question-and-answer session. If you would like to state the question, please press 7# on your phone now, and you will be placed in the queue in the order received. You can press 7# again at any time to remove yourself from the queue. You’re now ready to begin. Our first question comes from Mr. Rob Brown with Lake Street Capital. Go ahead please. Rob Brown: Good morning and congratulations on all the progress. Justin Jacobs: Thanks, Rob. Rob Brown: I just want to get a little bit into the new contracts and the demand environment. I think you talked about a pretty good pipeline into ‘25, and I guess the Capex discussion implies that, but how is the demand environment and maybe just characterize kind of what you’re seeing and when you start to see the next cadence of new contracts. Justin Jacobs: [Laughter] Well, we just announced a bunch of them, Rob. [Laughter] So, we’re certainly focused on those right now, and we’re going to have significant activity in the second half of 2024 and throughout 2025. So, I think I could characterize overall that it is a robust environment in terms of demand for compression. So, we are going to have a very busy time in terms of getting all these new units set. Obviously, we had a bunch that are still coming on in the second half of 2024 and into now 2025 is going to be a very active period in terms of getting new units out into the field. In terms of beyond that, we’re already having and have been having conversations with customers for 2025 and 2026. So, that is is kind of next on the docket, but overall, it’s an active environment.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 10 of 16 Rob Brown: Okay, great. I wasn’t minimizing the new contracts you signed, so congratulations on those. Justin Jacobs: [Laughter] That’s okay, Rob. I appreciate it. Rob Brown: I did want to ask about those. I think you said 40% were electric drive. How is that market developing, and I guess what’s sort of the comparison in that market of the rental rates and I guess the margins of that that product line? Justin Jacobs: Yes, I would call them just generally comparable. There’s some differences in a number of different areas, but overall, I would think of them as generally similar. In terms of the market, I think there has been a significant increase in demand for electric over the last several years, and then there is also a constraint, a practical constraint of, is there power at the particular site to power these large machines? The answer is, in some cases, yes, and in some cases, no. Our perspective is one of flexibility in being able to offer our customers whatever they need. Do they need natural gas? Is that what they want their particular site, or do they want electric? So, in that way, we really want to let the market decide that as the grid, excuse me, increases in terms of power that’s provided, and that’s a reasonably uncertain exercise to understand at this point, we’ll let our customers tell us what they want, and we have the flexibility to be able to provide it for them. Rob Brown: Okay, great. Thank you. I’ll turn it over. Justin Jacobs: Thanks, Rob. Operator: Thank you very much. Our next question comes from Mr. Jim Rollyson with Raymond James. Go ahead, please. Jim Rollyson: Hey, good morning, guys. Justin Jacobs: Morning, Jim. Jim Rollyson: Justin, maybe you started talking with the new contracts and just referenced the fact that rates on those are higher than where your kind of fleet average is today. Maybe just a little sense of magnitude, so we can kind of think about where the

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 11 of 16 ship is headed here over the next several quarters as those new contracts roll in. Just trying to understand that kind of delta there, if you don’t mind. Justin Jacobs: Sure. I’m not going to get into specifics on pricing. One to indicate that it is above the average for the fleet to show that it is overall a good pricing environment, particularly for new equipment if you have it available, and that it is I think supportive of the fact that these new units are going to be above our target return on invested capital. So, they’re above. I’m not at a point where I want to quantify that amount, but they are above. Jim Rollyson: Got it. When I look at the range now of growth Capex this year, and you kind of alluded to where ’25 is headed from there, just maybe a little bit of color on how much incremental horsepower that would equate to? Justin Jacobs: We haven’t disclosed the horsepower amount. I would say that the cost of building this horsepower is generally in line with what’s out there in the market. A significant percentage of this is fabricated externally just because of the size we’re doing that with partners at this point. It’s not a number that we’ve disclosed in terms of forward looking. Although, if you look at the horsepower we’ve added over the last one to two years, it’s generally going to be in line with those price levels. Jim Rollyson: Got it. Appreciate that. Maybe just one last one on kind of your cash initiatives between DSOs, which you made really nice progress on this quarter and some of the other things you’re doing. You mentioned the timeline could be out to 24 months, but curious if you have any visibility on some of these items just here over the next handful of quarters. Justin Jacobs: Sure. There are a couple of buckets and timeframes. Certainly, we’ve shown good progress on the accounts receivable front, and that is something that’s a little bit more in our control. I’m happy the way we’ve executed against that and continue to believe we will execute further on that. As John mentioned, it’s something to get within kind of historical levels is by year end, and certainly the recent past, we’ve been well above historical levels, but we want to return back to that. The income tax receivable, we are making progress against, but we’re dealing with a government agency there. So, at the end of the day, we are somewhat at their, if not significantly, at their mercy, but we believe we will receive that, and it’s just

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 12 of 16 a question of timing, and we’re doing everything on our side that we can to accelerate that. When it comes to the owned real estate, practically that’s just a little bit longer term. I think that is probably more towards the range I gave of up to 24 months. Certainly, we hope to make progress more quickly, but it just does take some time with some real estate, and there’s some significant value there. It’s something we’re focused on. I think just the timing is a little longer. Jim Rollyson: Absolutely appreciate the color and thanks for the good questions. Justin Jacobs: Thank you, Jim. Appreciate it. Operator: Thank you very much. Our next question comes from Mr. Tate Sullivan with the Maxim Group. Go ahead, please. Tate Sullivan: Hi, thank you. Can you talk about the procurement of the engines themselves? Is it a longer process than a couple months ago, and is that part of your competitive advantage access to different kinds of engines than the competitors? Justin Jacobs: I think that the procurement timeframe, it certainly isn’t longer than it was over the past year or so and generally trending probably a little bit better. It’s still a long lead time item, and it’s not the only long lead time item. They’re really kind of three longer lead time general items, which are the engine, the compressor frame, and then getting space with a fabricator to have it done. Those are all still slightly less than they were a year to two years ago, but it’s still a long lead time item. So, that leads to some of the just uncertainty on exact timing of Capex spend between ’24 and ’25 of we’re roughly six months to the end of the year as we were looking at these contracts and saying how much is going to fall in Q4 and Q1, but an expectation that they will all be set by the end of 2025. So, I think it is still a reasonably long lead time, but probably a little better than it was before. Tate Sullivan: Related to your comments about industry-leading technology, is that related to more than natural gas engines, or can you talk about what you’re referring to with that comment? Justin Jacobs: I think that those are the units overall. There are a couple of key items that I would point to in terms of the runtimes of our units and not the mechanical availability, but the actual runtime that the customer sees due to our smart

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 13 of 16 technology is quite strong. We’ve received a lot of favorable feedback from customers that that delivers productivity to them, and that’s important from a service level and ultimately profitability perspective on their end. So, that’s one component of it. The second major component which relates to engines but also some of the technology that we put onto the units is reducing emissions. That is an increasingly important characteristic or need for the producers. So, those are certainly two of the big ones, not the only ones, but two of the larger drivers of the technology of the units where we’re getting very favorable responses from customers. Tate Sullivan: Thank you. Last, do you already have electric motor horsepower units in the field, or if not, when like the first…? Justin Jacobs: We do. Tate Sullivan: Oh, you do? Okay. Justin Jacobs: Yes, we do. Tate Sullivan: Okay. I assume the service related to those, is it much less compared to the natural gas engine components or not necessarily? Justin Jacobs: It is lower just because you have some lower levels of maintenance in that you got dealing with an electric motor versus an engine. Fewer moving parts requires some less maintenance, but it is an area that we have significant experience going all the way back to fabricating these years ago. So, it’s an area that we have a good bit of experience from. Tate Sullivan: Thank you very much. Justin Jacobs: Thank you, Tate. Operator: Thank you very much. Our next question comes from Selman Akyol with Stifel. Go ahead, please. Selman Akyol: Thank you. Good morning. A couple quick ones for me. So, you talked, I think about 40% of your delivery is going to be electric drive, and you’ve guided a little bit

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 14 of 16 towards 2025. Would you expect that percentage to move meaningfully one way or the other as you look into 2025 and beyond? Justin Jacobs: When just – good morning, Selman. Just to confirm your question is, will the electric percentage differ much in 2025? Selman Akyol: Correct. Justin Jacobs: That’s a ’24, I would say remainder of ’24 and ’25 on the new contracts that’s looking overall about 40%. Selman Akyol: Got it. Then is something changing out there, especially for large horsepower, right? It’s just not electric, but it’s large electric. Is there something your customers are seeing that’s giving them confidence to go that way? Because we had been hearing that that’s still kind of a huge stumbling block. Justin Jacobs: I would say generally, it’s been the last several years that we’ve seen increasing, although somewhat uneven interest in the large horsepower. I think there is an attractiveness from the operator’s perspective in certainly the emissions side as it relates to the compressor units and potentially some on the runtime just with less maintenance, but that’s assuming that, one, power exists at that particular site, and then two, that it is consistent power. That is, I think, really a material restriction in terms of the potential penetration on compression overall and specifically large horsepower. There’s a fair bit of uncertainty around that. The customers are uncertain as to, will they have power for instances of they thought they would, and then suddenly they didn’t, and they had already planned to put electric horsepower there. So, I think the power supply and consistency is really the big question mark. That’s kind of an unknown, which is one of the reasons that we want to take an approach that is either/or. It’s whatever the customer wants there, we can supply either. So, I think there’s significant interest. I think it will continue to increase over some long period of time, but it’s going to be uneven. Selman Akyol: Got it. I know you focused on the Permian. We always talk about the Permian, but are you guys seeing demand in any other basins out there? Justin Jacobs: I would say that the Permian is certainly the most robust. For us, with it around 75% of our business, the area that we focus the most, we are seeing certainly in

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 15 of 16 other basins that are more oil driven. We’re continuing to see demand. It’s just on a relative basis for size for us is just smaller, but it doesn’t mean it’s not there. Selman Akyol: Got it. Then last one for me, can you just touch on your outlook for acquisitions? Justin Jacobs: It’s an ongoing process. I think it is an opportunity for us, but it’s not one that we have to do for our shareholders to see I believe very good returns. So, I think I look at it that way. It’s an ongoing set of discussions with potential acquisitions, whether entire companies or portions of fleets, but it’s not one that I feel that we are pressured to do. We are in an advantageous position to. I think there is strategic logic to it, but we will remain disciplined on the composition of the fleets that we’re looking at the customer mix, the basin, and obviously valuation. So, it will be an ongoing process of which we’ll continue to look at, and we’ll pull the trigger if we see something that we think makes sense for shareholders. Selman Akyol: In terms of just acquisitions, not thinking so much about another compression company, but just thinking about, do you have customers who may be looking to sell units from basins that either or not working out as well as maybe you originally thought? Justin Jacobs: I’m sorry, Selman, will you just repeat the question? I’m not sure I understood that. Selman Akyol: Yes. Let me phrase it better. So, are there any packages from your customers that you could potentially acquire from them where either the basin is not spooling up as fast as they thought or less of an emphasis? So, is there any opportunity to buy compressor packages from your customers? Justin Jacobs: I see, from the customers. I missed that part, sorry. Selman Akyol: Yes. Justin Jacobs: We’ve seen it, although I wouldn’t describe that as a material portion of where we are spending our time in M&A. If that becomes a larger opportunity, it’s something that we’ll certainly look at, but it’s not a big part of it today. Selman Akyol: Understood. Thanks so much.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 16 of 16 Justin Jacobs: Thank you. Operator: Thank you very much. Again, if you would like to ask a question, please press 7# pound on your phone now, and we will place you in the queue. I don’t see any other questions. Go ahead, please. Justin Jacobs: Thank you, Luke. Thanks for all of your questions and participation on the call. We sincerely appreciate your support. I want to thank all of our employees who delivered these results for our shareholders. I also want to thank our customers for trusting us with their business. We look forward to updating you on our progress in the next quarter. Thank you everyone, and we’re done with the call. Operator: This concludes today’s conference call. Thank you everyone for attending. - End of Recording -